Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 8, 2019 relating to the financial statements of Allstate Life Insurance Company of New York, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 8, 2019, relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.

DELOITTE & TOUCHE LLP

Chicago, Illinois

April 1, 2019